BERRY PETROLEUM COMPANY, LLC
EXECUTIVE CHAIR AGREEMENT

This Executive Chair Agreement (this “Agreement”) is made and entered into by and between Berry Petroleum Company, LLC, a Delaware limited liability company (the “Company”), and Arthur “Trem” Smith (“Executive”) entered into effective as of January 1, 2023 (the “Effective Date”). Executive and the Company are referred to individually as a “Party” and collectively as the “Parties.”

    WHEREAS, Executive and the Company are parties to that certain Second Amended and Restated Executive Employment Agreement effective as of March 1, 2020 (the “Employment Agreement”);

    WHEREAS, Executive wishes to transition his duties from his current role as President and Chief Executive Officer of the Company but continue to serve as the Chair of the Company’s Board of Directors (the “Board”) and the Company wishes to accept such resignation and have Executive continue to serve as Board Chair in the capacity as Executive Chair of the Board (the “Transition”);

    WHEREAS, the Parties acknowledge and agree that Executive is entitled to certain severance benefits under the Employment Agreement in the event of a termination of his employment or the Employment Agreement by Berry Corp. for reasons other than Cause or by Mr. Smith for Good Reason, and additional severance amounts in the event such termination happens in connection with a change in control of Berry Corp.;

WHEREAS, the Parties acknowledge and agree that the Transition will not constitute a termination of employment for purposes of the Employment Agreement, the Employment Agreement will terminate on the Transition Date (as defined below) and no further amounts will be payable thereunder and Executive will not be entitled to any compensation and benefits under the Employment Agreement after the Transition Date; and

WHEREAS, the Parties wish to enter into this Agreement in order to memorialize the terms of Executive’s continued service with the Company.

    NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Parties hereby agree as follows:

1.    Transition. Executive’s role as President and Chief Executive Officer of the Company will end as of January 1, 2023 (the “Transition Date”). The Parties acknowledge and agree that Executive’s resignation from the President and Chief Executive Officer roles shall not constitute a termination of employment under the Employment Agreement. The Parties further acknowledge and agree that the Employment Agreement will terminate on the Transition Date and Executive will not be entitled to any compensation and benefits thereunder after the Transition Date, provided that Sections 7 and 9 of the Employment Agreement will continue to be in effect following the termination of the Employment Agreement. Executive hereby acknowledges and agrees that he has received all amounts due to him under the Employment Agreement and that no further amounts will be payable pursuant to the Employment Agreement on or after the Transition Date.
2.    Service as Executive Chair. During the Term, Executive shall serve as Executive Chair of the Board and have such duties and responsibilities as are commensurate with such title, including, without limitation, mentoring the Company’s Chief Executive Officer and other senior management, fostering the Company’s values and culture, regularly attending and presiding at Board meetings and providing support with respect to the Board’s discharge of its oversight, strategic direction and policy setting roles. Executive shall also serve on one or more committees of the Board if so requested by the Board and agreed to by Executive. Executive will devote reasonable time, attention, skill and efforts to providing the services required of him hereunder and will serve the Company faithfully and to the best of his ability. Notwithstanding the foregoing, the Company acknowledges and agrees that Executive may serve on the board of directors (or comparable body) of other entities, so long as in so doing he does not violate his obligations to the Company hereunder.
3.    Term. This Agreement shall be effective as of the Transition Date and shall have an initial term ending on March 1, 2024 (the “Initial Term”). On March 1, 2024, the term of this Agreement shall automatically, without further action by Executive or the Company, be extended for one (1) year to March 1, 2025 (the “Second Term”); provided, however, that the Company may, by written notice to Executive not less than thirty (30) days prior to March 1, 2024, cause the term to cease to extend automatically, in which case this Agreement and Mr. Smith’s employment shall automatically terminate on March 1, 2024. For the avoidance of doubt, except as otherwise contemplated by Section 6 herein, the Company’s decision to terminate this Agreement and Mr. Smith’s employment after the Initial Term for any reason or for no reason shall not be deemed a termination by the Company without Cause (as defined below), or give reason for a termination by Executive for Good Reason (as defined below), for purposes of this Agreement. The Initial Term and the Second Term, if applicable, are each referred to herein as the “Term.”
4.    Compensation.
(a)    Base Salary. During the Term, and effective as of the Effective Date, Executive will be entitled to receive an annualized base salary (the “Base Salary”) of $650,000, payable in accordance with the Company’s regular payroll practices. The Base Salary will be reviewed by the Board (or a committee thereof) at least once per calendar year and may be increased in the discretion of the Board (or a committee thereof), but will not be decreased without Executive’s written consent. The Base Salary shall be subject to all appropriate federal and state withholding taxes.
(b)    Bonus Compensation. For each calendar year ending during the Term, Executive will be eligible to earn an annual bonus (the “Annual Incentive Bonus”). The target Annual Incentive Bonus for the Initial Term is $350,000 (the “Target Bonus Amount”); provided, however, that the Target Bonus Amount will be reviewed annually by the Board and may be adjusted in the Board’s sole discretion. The actual amount of the Annual Incentive Bonus paid with respect to any calendar year will be determined by the Board based on Executive's and the Company's fulfillment of performance goals established by the Board (after consultation with Executive) with respect to the applicable calendar year. It is expected that the performance goals applicable to Executive's Annual Incentive Bonus for each calendar year during the Term will be established no later than March 31 of such calendar year. It is further expected that the Annual Incentive Bonus for any calendar year will (if and to the extent earned) be paid no later than the March 15th following the completion of such calendar year. Unless otherwise determined by the Board, Executive must remain in a continuous service relationship with the Company through the completion of the applicable performance period related to the Annual Incentive Bonus in order to receive such Annual Incentive Bonus.
(c)    Retention Bonus. On the Transition Date, Executive shall be paid, in a lump sum, less applicable taxes, withholdings and deductions, a retention bonus equal to $2,600,000 (the “Retention Bonus”). If this Agreement is terminated prior to March 1, 2024 for any reason, other than by the Company without Cause (as defined below), by Executive for Good Reason (as defined below) or due to Executive’s termination on account of death or Disability (as defined below), Executive shall have the obligation to repay the Company an amount in cash equal to the Retention Bonus, net of any Federal, state and local income and employment taxes withheld by the Company, within 10 days following Executive’s termination of employment.
(d)    Long-Term Incentive Awards. Executive will be eligible to receive annual equity awards (“Annual Equity Awards”) as determined in the sole discretion of the Board (or a committee thereof). The actual grant date target value of any such Annual Equity Awards will be determined in the sole discretion of the Board (or a committee thereof) after taking into account the Company's and Executive's performance and other relevant factors, but it is expected that such Annual Equity Awards will be performance-based restricted stock unit awards with an aggregate grant date target value of $500,000. It is further expected that the general terms and conditions of the Annual Equity Awards and form of award agreement will in material respects be the same as such terms and conditions applicable to the annual long-term incentive awards granted to Berry Corporation's executive officers at the time of such grants. The Annual Equity Awards will be issued under Berry Corporation's 2022 Omnibus Incentive Plan (as amended, restated or otherwise modified from time to time) or a successor plan, and will be memorialized in (and subject to the terms of) written award agreements approved by the Board (or a committee thereof).
(e)    No Other Director Compensation. During the Term, Executive will not be eligible to receive any additional compensation for service as a member of the Board. For the avoidance of doubt, this includes any annual retainer, committee retainer or equity awards payable to non-employee directors.
5.    Benefits.
(a)    Reimbursement of Expenses. Executive will be entitled to receive prompt reimbursement for all reasonable expenses, including all reasonable travel expenses, incurred by him during the Term (in accordance with the policies and practices as may be established by the Company from time to time) in performing services under this Agreement, provided that Executive properly accounts for such expenses in accordance with the Company's policies as in effect from time to time. Without limiting or expanding the immediately preceding sentence, in connection with any travel by Executive in performing services under this Agreement, the Company will pay or reimburse Executive for (a) business class air travel (or first class if business class is not reasonably available) for flights with a scheduled flight time exceeding one (1) hour in duration, and (b) private ground transportation for ground travel that Executive reasonably expects will exceed one (1) hour in duration and, in his reasonable judgement, is necessary or appropriate.
(b)    Vacation. Executive will be entitled to paid vacation time during the Term that will accrue in accordance with the Company's policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.
(c)    Executive Housing. The Company will pay up to $5,000 per month for executive housing selected by Executive within commuting distance of the Company's offices in Bakersfield, California. Executive acknowledges and agrees that, as a condition of Executive's service hereunder, Executive is required to use such executive housing when performing services at the Company's offices in Bakersfield, California.
(d)    Company Vehicle. For purposes of performance of Executive's duties in Bakersfield, California, the Company will provide Executive, for use in Bakersfield, a vehicle to be agreed upon in accordance with market standards. The vehicle will be owned or leased by the Company and will be returned to the Company by Executive immediately upon termination of Executive's service hereunder. The Company will bear and pay, at its expense, any and all costs of maintenance and repairs, fuel, and any insurance deductibles for the vehicle. Executive will be liable for paying for any parking or traffic fines received in connection with the vehicle.
(e)    Other Employee Benefits. In addition to the foregoing, during the Term, Executive will be entitled to participate in and to receive benefits as a senior executive under all of the Company's employee benefit plans, programs and arrangements available to senior executives, subject to the eligibility criteria and other terms and conditions thereof, as such plans, programs and arrangements may be duly amended, terminated, approved or adopted by the Board from time to time.
(f)    Indemnification. If Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by Executive, Berry Corporation, or the Company related to any contest or dispute between Executive and Berry Corporation or the Company or any of their subsidiaries or affiliates with respect to this Agreement or Executive’s employment hereunder or previously under the Employment Agreement, by reason of the fact that Executive is or was a director or officer of Berry Corporation or the Company, or any subsidiary or affiliate of Berry Corporation or the Company, or is or was serving at the request of Berry Corporation or the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, Executive will be indemnified and held harmless by Berry Corporation and the Company to the maximum extent permitted under applicable law and, as applicable, Berry Corporation’s or the Company’s organizational documents, from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). During the Employment Term and for a period of six years thereafter, Berry Corporation and the Company will purchase and maintain, at their own expense, directors’ and officers’ liability insurance providing coverage to Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of Berry Corporation and the Company.
6.    Termination Payment. In the event this Agreement and Executive’s employment is terminated (a) prior to the end of the Initial Term by the Company for reasons other than Cause (as defined below) or by Executive for Good Reason (as defined below), or (b) at the end of the Initial Term due to notice of non-renewal by the Company for reasons other than Cause provided that at the time that the Company provided written notice to Executive of its intent to terminate this Agreement pursuant to Section 3 of this Agreement the definitive documentation for a Sale of Berry Corporation (as defined below) has been executed, and such termination occurs within three (3) months prior to a Sale of Berry Corporation or within twelve (12) months following such Sale of Berry Corporation, Executive will be entitled to receive a lump sum cash payment equal to $1,300,000 (the “Severance Payment”). The Severance Payment will be paid within 60 days following Executive’s “separation from service” (as such term is defined in Treasury Regulation §1.409A-1(h)) provided that Executive executes (and does not revoke) a general release of employment related claims in favor of the Company, its affiliates and their respective officers and directors, in a form reasonably acceptable to the Company, that will be delivered to Executive no later than five (5) business days following the date that such “separation from service” occurs.
(a)    For purposes of this Agreement, “Cause” means any of the following: (i) Executive's repeated failure to fulfill substantially his material obligations with respect to his service hereunder (which failure, if able to be cured, remains uncured or continues or recurs thirty (30) days after written notice from the Board); (ii) Executive's conviction of or plea of guilty or nolo contendere to a felony or to a crime involving moral turpitude resulting in material financial or reputational harm to the Company, Berry Corporation (bry), a Delaware corporation, (“Berry Corporation”) or any of their subsidiaries or affiliates; (iii) Executive's engaging in conduct that constitutes gross negligence or gross misconduct in carrying out his duties with respect to his service hereunder; (iv) a material violation by Executive of any non-competition or non-solicitation provision, or of any confidentiality provision, contained in this Agreement or any agreement between Executive and the Company, Berry Corporation, or any of their subsidiaries or affiliates; (v) any act by Executive involving dishonesty relating to the business of the Company, Berry Corporation, or any of their subsidiaries or affiliates that adversely and materially affects the business of the Company, Berry Corporation, or any of their subsidiaries or affiliates; or (vi) a material breach by Executive of the Company's written code of ethics or any other material written policy or regulation of the Company, Berry Corporation, or any of their subsidiaries or affiliates governing the conduct of its employees or contractors (which breach, if able to be cured, remains uncured or continues or recurs 30 days after written notice from the Board).
(b)    For purposes of this Agreement, “Disability” means the earlier of (i) written determination by a physician selected by the Company and reasonably agreed to by Executive that Executive has been unable to perform substantially his usual and customary duties under this Agreement for a period of at least 120 consecutive days or a non-consecutive period of 180 days during any 12-month period as a result of incapacity due to mental or physical illness or disease; and (ii) “disability” as such term is defined in the Company’s applicable long-term disability insurance plan. At any time and from time to time, upon reasonable request therefor by the Company, Executive will submit to reasonable medical examination for the purpose of determining the existence, nature and extent of any such disability. Any physician selected by the Company will be Board Certified in the appropriate field, will have no actual or potential conflict of interest, and may not be a physician who has been retained by the Company for any purpose within the prior three years.

(c)    For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without Executive's written consent: (i) a material reduction in Executive's Base Salary, provided, however, that the Company may decrease Executive's Base Salary at any time and from time to time, so long as such decreases do not exceed, in the aggregate, more than 10% of Executive's Base Salary and such decreases are part of similar reductions applicable to the Company's similarly situated executive officers and, for the avoidance of doubt, such decrease shall not constitute Good Reason; (ii) a permanent relocation of Executive's principal place of employment that results in an increase of more than thirty (30) miles in the distance between Executive's principal residence at the time of such relocation and Executive's principal place of employment; (iii) any material breach by the Company of any material provision of this Agreement; (iv) the Company's failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or (v) a material diminution in the nature or scope of the Executive's authority or responsibilities from those applicable to Executive as of the Effective Date (or as modified thereafter consistent with this Agreement). Executive cannot terminate his service relationship for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within ninety (90) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If Executive does not deliver a notice of termination for Good Reason within thirty (30) days after such cure period, then Executive will be deemed to have waived his right to terminate for Good Reason.
(d)    For purposes of this Agreement, “Sale of Berry Corporation” means:
(i)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d¬3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding equity interests of Berry Corporation (the “Outstanding Company Equity”) or (B) the combined voting power of the then-outstanding voting securities of Berry Corporation entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 6(d)(i), the following acquisitions will not constitute a Sale of Berry Corporation: (1) any acquisition directly from Berry Corporation, (2) any acquisition by Berry Corporation, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company, or (4) any acquisition by any corporation or other entity pursuant to a transaction that complies with Section 6(d)(iii)(X) herein, Section 6(d)(iii)(Y) herein, or Section 6(d)(iii)(Z) herein;
(ii)    Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Berry Corporation's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or
(iii)    Consummation of (A) a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving Berry Corporation or any of its subsidiaries, (B) a sale or other disposition of assets of Berry Corporation that have a total gross fair market value (i.e., determined without regard to any liabilities associated with such assets) equal to or more than 75% of the total gross fair market value of all of the assets of Berry Corporation immediately prior to such sale or other disposition, or (C)

the acquisition of assets or equity interests of another entity by Berry Corporation or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (X) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Equity and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding equity interests and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors or equivalent body of the entity resulting from such Business Combination (including, without limitation, a corporation or other entity that, as a result of such transaction, owns Berry Corporation or all or substantially all of Berry Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Equity and the Outstanding Company Voting Securities, (Y) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of Berry Corporation or such other entity resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding equity interests of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (Z) at least a majority of the members of the board of directors of the corporation or equivalent body of any other entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.
7.    Continued Vesting of Equity Awards. The Parties acknowledge and agree that all restricted stock units, performance-based restricted stock units and any other equity awards (together, “Equity Awards”) granted to Executive by the Company prior to the Effective Date shall continue to vest, subject to Executive’s continued service as Executive Chair of the Board, in accordance with the applicable award agreement. For the avoidance of doubt, the Transition shall not be treated as a termination of Executive’s employment pursuant to such equity award agreements and Executive shall not forfeit (and shall continue to vest in, subject to his continued service as Executive Chair of the Board) all outstanding Equity Awards granted to him.
8.    California State Income Taxes. During the Term, the Company and Executive hereby agree to take all reasonable precautions to ensure that no amount payable to Executive under this Agreement is subject to California state income tax. If the Company pays Executive an amount under this Agreement that is determined to be subject to California state income tax (any such payment, a “CA Taxable Payment”), then the Company will pay Executive an additional amount (a “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any California state income tax on the amount, and any Federal, state and local income and employment taxes on the Gross-Up Payment, equals the CA Taxable Payment. Except as otherwise provided in a written agreement between the Company and Executive, any determination required under this Section 8 will be made in good faith by the Company, and agreed to by Executive.
9.    Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this

Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against either Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties hereto.
10.    Applicable Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its principles of conflicts of law. The state and federal courts for Dallas County, Texas shall be the exclusive venue for any litigation based in significant part upon this Agreement.
11.    Entire Agreement and Amendment. This Agreement sets forth the entire agreement of the Parties with respect to the matters covered herein; moreover this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the Parties hereto concerning the subject matter hereof other than Sections 7 and 9 of the Employment Agreement which the parties acknowledge and agree will continue to apply. This Agreement may be amended only by a written instrument executed by both Parties hereto.
12.    Waiver of Breach. Any waiver of this Agreement must be executed by the Party to be bound by such waiver. No waiver by either Party of a breach of any provision of this Agreement by the other Party, or of compliance with any condition or provision of this Agreement to be performed by such other Party, will operate or be construed as a waiver of any subsequent breach by such other Party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either Party hereto to take any action by reason of any breach will not deprive such Party of the right to take action at any time while such breach continues.
13.    Assignment. Neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by either Party without the other Party’s written consent.
14.    Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one Party, but together signed by both Parties hereto.
15.    Section 280G of the Code.
(a)    Notwithstanding anything in this Agreement to the contrary, if any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with a Sale of Berry Corporation or Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the (“280G Payments”)) constitute "parachute payments" (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code (the “Code") and would, but for this Section 15, be subject to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then prior to making the 280G Payments, a calculation will be made comparing (i) the Net Benefit (as defined below) to Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” will mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 15 will be made in a manner determined by the Company that is consistent with the requirements of Section 409A of the Code and that maximizes Executive's economic position and after-tax income; for the avoidance of doubt, Executive will not have any discretion in determining the manner in which the payments and benefits are reduced.
(b)    Any determination required under this Section 15 shall be made in writing in good faith by the accounting firm that was the Berry Corporation’s independent auditor immediately before the Sale of Berry Corporation (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations to the Company, Berry Corporation and Executive as requested by, as applicable, Berry Corporation, the Company or Executive. Berry Corporation, the Company and Executive shall provide the Accounting Firm with such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section 15. For purposes of making the calculations and determinations required by this Section 15, the Accounting Firm may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accounting Firm’s determinations shall be final and binding on Berry Corporation, the Company and Executive. Berry Corporation and/or the Company shall be responsible for (i) all fees and expenses incurred by the Accounting Firm in connection with the calculations required by this Section 15, and, (ii) if requested by the Accounting Firm, for all costs, fees and expenses payable to any independent third-party valuation firm retained by or at the request of the Accounting Firm to deliver an opinion as to the value of Executive’s non-compete obligations under this Agreement.
(c)    It is possible that after the determinations and selections made pursuant to this Section 15 the Executive will receive 280G Payments that are in the aggregate more than the amount provided under this Section 15 (“Overpayment”) or less than the amount provided under this Section 15 (“Underpayment”).
(i)    In the event that: (i) the Accounting Firm determines, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Executive which the Accounting Firm believes has a high probability of success, that an Overpayment has been made or (ii) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then Executive shall pay any such Overpayment (with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code) to the Company.
(ii)    In the event that: (A) the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred or (B) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment (with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code) will be paid promptly by the Company to or for the benefit of Executive.
16.    Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s separation from service (or death, if earlier). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Agreement may be amended in any respect deemed by the Board or the compensation committee of the Board to be necessary in order to preserve compliance with Section 409A of the Code.
17.    Survival. Executive’s right to any and all payments and benefits due in connection with services provided prior to the end of the Term and in connection with termination of those services as set forth herein shall survive the expiration of or termination of this Agreement.
18.    Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.
[Signature page follows]

IN WITNESS WHEREOF, the Parties each have caused this Agreement to be executed in its name and on its behalf, to be effective as of the Effective Date.

BERRY PETROLEUM COMPANY, LLC

By: /s/ Danielle Hunter
    Name: Danielle Hunter
Title: Executive Vice President, General Counsel and Corporate Secretary

EXECUTIVE

/s/ Arthur T. Smith
                        Mr. Arthur T. Smith